Contact:

Simon Mu
Chief Executive Officer and President
China Mineral Acquisition Corporation
(212) 672-1909

FOR IMMEDIATE RELEASE

CHINA MINERAL ACQUISITION CORPORATION
ANNOUNCES SEPARATION OF UNITS
AND PURCHASE OF WARRANTS

NEW YORK, New York, September 24, 2004 – China Mineral Acquisition Corporation (OTC Bulletin Board: CMAQU) (the "Company") announced that Broadband Capital Management LLC, the managing underwriter for the Company's initial public offering of 4,000,000 units, has notified the Company that separate trading of the common stock and warrants underlying the units commenced as of September 23, 2004. Each unit in the Company's initial public offering consisted of one share of common stock and two warrants.

The Company also announced that its officers and directors have purchased an aggregate of approximately 1,300,000 of the Company's warrants in the open market at a price of $0.65 per warrant. Dr. Mu, the Company's Chief Executive Officer and President, stated "We are confident in our ability to close a successful business combination and the purchase of warrants by each member of our board and each of our officers underscores our commitment to this process."

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company's ability to consummate any acquisition or other business combination and any other statements that are not historical facts. These statements are based on management's current expectations, but actual results may differ materially due to various factors, including, but not limited to, those risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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